Registration Nos. 333-181648
333-171879
333-171880

As filed with the Securities and Exchange Commission on September 26, 2019

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
________________________

FORM S-8
POST-EFFECTIVE AMENDMENT NO. 1 TO EACH IDENTIFIED
FORM S-8 REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SI Financial Group, Inc.
(Exact Name of Registrant as Specified in its Charter)

Maryland	80-0643149
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or Organization)

60 State StreetBoston, Massachusetts 02109
(Address of Principal Executive Offices)

SI Financial Group, Inc. 2012 Equity Incentive Plan
SI Financial Group, Inc. 2005 Equity Incentive Plan
Savings Institute Bank and Trust Company Profit Sharing and 401(k) Savings Plan
(Full Title of the Plan)

Copies to:
Mr. Richard M. Marotta	Lawrence M.F. Spaccasi, Esquire
President and Chief Executive Officer	D. Max Seltzer, Esquire
Berkshire Hills Bancorp, Inc.	Luse Gorman, PC
60 State Street	5335 Wisconsin Ave., N.W., Suite 780
Boston, Massachusetts 02109	Washington, DC 20015-2035
(413) 443-5601	(202) 274-2000
(Name, Address and Telephone
Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box ☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to the Form S-8 Registration Statements relates to each Registration Statement on Form S-8 filed on May 24, 2012 (File No. 333-181648), January 26, 2011 (File No. 333-171879) and January 26, 2011 (File No. 333-171880), and is being filed for the sole purpose of removing from registration any unsold shares of SI Financial Group, Inc. (the “Registrant”) common stock (“Common Stock”), including any related plan interests previously registered under any of the foregoing registration statements and that may have been acquired by the Registrant’s employees pursuant to elective purchases of Common Stock under the Savings Institute Bank and Trust Company Profit Sharing and 401(k) Savings Plan (the “401(k) Plan”), and any unsold shares of the Registrant’s Common Stock that may have been issuable pursuant to the SI Financial Group, Inc. 2012 Equity Incentive Plan (the “2012 Equity Incentive Plan”) and SI Financial Group, Inc. 2005 Equity Incentive Plan (the “2005 Equity Incentive Plan”).

On May 17, 2019, pursuant to the Agreement and Plan of Merger, dated as of December 11, 2018, by and among the Registrant and Berkshire Hills Bancorp, Inc., the Registrant merged with and into Berkshire Hills Bancorp, Inc., with Berkshire Hills Bancorp, Inc. as the surviving corporation (the “Merger”).  As a result of the Merger, Registrant has terminated all offerings of its Common Stock under the 401(k) Plan, 2005 Equity Incentive Plan, 2012 Equity Incentive Plan, and no shares of the Registrant’s Common Stock are reserved for future issuance under the 401(k) Plan, 2005 Equity Incentive Plan or the 2012 Equity Incentive Plan.  Further, the Registrant has terminated all offerings of its related plan interests under the 401(k) Plan.

In accordance with the undertakings made by the Registrant in the foregoing registration statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of such securities registered with respect to the 401(k) Plan, 2005 Equity Incentive Plan and the 2012 Equity Incentive Plan, which remain unsold and unissued under the foregoing registration statements in connection therewith as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Berkshire Hills Bancorp, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Boston, Massachusetts, on this 26th day of September, 2019.  No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

SI FINANCIAL GROUP, INC.
(on behalf of itself and as Plan Administrator)

By: BERKSHIRE HILLS BANCORP, INC.
(as successor to SI Financial Group, Inc.)

By:	/s/ Richard M. Marotta
Richard M. Marotta
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.
Signatures	Title	Date

/s/ Richard M. Marotta	President, Chief Executive Officer and Director	September 26, 2019
Richard M. Marotta	(principal executive officer)

/s/ James M. Moses	Senior Executive Vice President and	September 26, 2019
James M. Moses	Chief Financial Officer
(principal financial and accounting officer)

/s/ William J. Ryan	Chairman of the Board of Directors	September 26, 2019
William J. Ryan

/s/ Baye Adofo-Wilson	Director	September 26, 2019
Baye Adofo-Wilson

/s/ Rheo A. Brouillard	Director	September 26, 2019
Rheo A. Brouillard

/s/ David M. Brunelle	Director	September 26, 2019
David M. Brunelle

/s/ Robert M. Curley	Director	September 26, 2019
Robert M. Curley

/s/ John B. Davies	Director	September 26, 2019
John B. Davies

/s/ J. Williar Dunlaevy	Director	September 26, 2019
J. Williar Dunlaevy

/s/ William H. Hughes III	Director	September 26, 2019
William H. Hughes III

/s/ Cornelius D. Mahoney	Director	September 26, 2019
Cornelius D. Mahoney

/s/ Pamela A. Massad	Director	September 26, 2019
Pamela A. Massad

/s/ Laurie Norton Moffatt	Director	September 26, 2019
Laurie Norton Moffatt

/s/ D. Jeffrey Templeton	Director	September 26, 2019
D. Jeffrey Templeton